EXHIBIT 15.1




November 3, 2000



Stone Energy Corporation
Post Office Box 52807
Lafayette, LA 70505

Gentlemen:

     We are aware that Stone Energy Corporation has incorporated by reference in its registration statements (File Nos. 33-62362, 33-72236, 33-67332, 33-93486,
333-38425) its Form 10-Q for the quarter ended September 30, 2000, which includes our report dated October 28, 2000, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the Act), this report is not considered a "part" of the registration statements prepared or certified by our firm or a "report" prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,



ARTHUR ANDERSEN LLP
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